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                                                                     EXHIBIT 4.4


                                STOCK OPTION

        THIS CERTIFIES THAT, FOR VALUE RECEIVED, SmartGate, Inc., a Nevada corporation ("SmartGate, Inc." or the "Company") pursuant to and under the SmartGate, Inc. 2000 EMPLOYEE, DIRECTOR, CONSULTANT AND ADVISOR STOCK COMPENSATION PLAN ("Plan"), a copy of which is attached hereto, has on July 26, 2000, granted to Stephen A. Michael ("Holder") the right and option until July 26, 2007 to purchase 300,000 shares of Common Stock of SmartGate, Inc., at a purchase price of $3.00 per share. The shares, which may be purchased under this Option, are subject to vesting as follows: (i) one-third of the shares eligible for purchase hereunder shall be deemed vested as of July 26, 2000; (ii) another one-third of the shares eligible to be purchased hereunder shall be deemed vested on July 26, 2001 provided that Holder remains an Employee of the Company through that date; and (iii) the final one-third of the shares eligible for purchase hereunder shall vest on July 26, 2002 provided that Holder remains an Employee of the Company through that date. The Holder acknowledges and agrees that only shares which are vested may be purchased under this Option. In the event of an involuntary termination of the Holder by virtue of death of Holder, all shares under this Option shall be deemed fully vested. In the event of an involuntary termination of the position of the Holder by the Company, all shares under this Option shall be deemed fully vested.

        In the event of a stock dividend, stock split, or capital reorganization resulting in the number of outstanding shares of Common Stock of the Company being changed, the applicable exercise price and number of shares provided in this Option shall be proportionately adjusted.

        In the event of a share-exchange, merger, or other business combination involving the Company and resulting in a change in control of the Company, all shares under this Option shall be deemed fully vested. In the event of the sale of all or substantially all of the assets or stock of the Company, or in the event of a liquidation or dissolution of the Company, all shares under this Option shall be deemed fully vested.

        The grant of this Option is made without registration under the Securities Act of 1933 by reason of a specific exemption. The Holder agrees that the Company's obligation to issue shares under this Option shall be contingent upon the Company receiving an opinion from securities counsel for the Company that there exists a suitable exemption from registration under the Securities Act of 1933 and the appropriate state securities law for the issuance of shares which

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                                                                               2


may be purchased by Holder hereunder ("Exemption"). If the Company determines a suitable Exemption exists, the Holder agrees that the Company may impose any conditions on the exercise of the Option as it deems necessary to satisfy the Exemption including but not limited to: (i) requiring the Holder, prior to each and every purchase of shares under this Option, to execute and fully abide by the provisions of the Letter of Investment Intent which is attached hereto; and
(ii) requiring the Holder, if requested by the Company, to engage an investor representative to assist the Holder in evaluating the investment in the Company prior to the purchase of any shares hereunder.

        The Holder acknowledges and agrees that the representations and agreements Holder makes in the Letter of Investment Intent referenced above shall survive each closing of share purchases and issuance transactions between the Holder and the Company.

        If the Company is a "Reporting Company" under the Securities Act of 1934 at the time the Holder wishes to exercise and purchase shares hereunder, the Company, at the Company's expense, shall register the shares the Holder wishes to purchase so that the shares, when purchased under this Option, are freely tradable.

        The purchase price for the shares purchased under this Option may be paid in cash or through the execution of a broker-assisted cashless exercise if applicable.

        As a condition to the issuance of shares of Common Stock of the Company under this Option, the Holder agrees to remit to the Company at the time of any exercise of this Option any taxes required to be withheld by the Company under Federal, State, or Local law as a result of the exercise of this Option.

        This Option may not be transferred by the Holder other than by Will or the laws of descent and distribution. This Option may not be exercised by anyone other than the Holder or, in the case of the Holder's death, by the person to whom the rights of the Holder shall have passed by Will or the laws of descent and distribution.

        Neither the Holder nor any person to whom the rights of the Holder shall have passed by Will or the laws of descent and distribution shall have any of the rights of a shareholder with respect to any shares of the Company's common stock until the purchase price for the shares has been paid to the Company.


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                                                                               3

        The Holder represents and warrants that he or she has been provided with the Plan which is attached hereto and has read and understands the Letter of Investment Intent which the Holder will be required to sign prior to the purchase of shares hereunder which is attached hereto, and that he or she has been advised or has had the opportunity to be advised by his or her own legal counsel as to the meaning and effect of this Stock Option Agreement, the Plan, and the Letter of Investment Intent, and of the rights and responsibilities in connection therewith, and of the consequences of any exercise of this Option.

        The Company has caused this Option Agreement to be executed in the name of the Company, by its corporate officers having been duly authorized and the Holder has hereunto set Holder's hand and seal as of the date and year first above written.

SMARTGATE, INC.
a Nevada corporation

By:   /s/ SAMUEL S. DUFFEY
    ----------------------------
Its:  Chairman


AGREED TO AND ACCEPTED BY HOLDER:

/s/ STEPHEN A. MICHAEL
---------------------------------
Stephen A. Michael




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                           LETTER OF INVESTMENT INTENT


SmartGate, Inc.
4400 Independence Court
Sarasota, FL 34234

Dear Corporate Personnel:

        In connection with the issuance to me of shares of Common Stock ("Shares") of SmartGate, Inc. ("Company") which I may purchase under that certain Stock Option granted to me on July 26, 2000 to which this Letter of Investment Intent is attached ("Option"), I represent the following:

        The Shares are being acquired by me for investment and not with a view to, or for resale in connection with, any distribution of those Shares.

        I intend to hold the Shares issued to me for investment for my own account and I do not presently intend to dispose of all or any part of those Shares.

        I understand that the Shares issued to me will not have been registered under the Securities Act of 1933, as amended (the "Act'), by reason of a specific exemption under the provisions of the Act.

        I understand that: while the Company has agreed that it will register the Shares if the Company is a "Reporting Company" under the Securities Exchange Act of 1934, at the time I wish to exercise the Option and purchase Shares thereunder, the Company is neither presently required to register, nor does it presently intend voluntarily to register under Section 12 of the 1934 Act, and file periodic reports with the Securities and Exchange Commission pursuant to Sections 13 or 15(d) of the 1934 Act; and the Company has no obligations to supply such information as will be required to enable me to make sales of any or all of the Shares under Rule 144 under the Act.

        I understand and accept that an investment in the Company involves a high degree of risk and is only suitable for investors willing and able to accept the long-term and non-transferable nature of the investment and the potential risk that the entire amount invested may be lost.

        I have engaged an investor representative or I am a sophisticated businessperson and investor and have the experience and knowledge necessary to enable me to evaluate the risks and merits involved in the purchase of the Company's stock.

        Because of my or my investor representative's business knowledge and experience, I do not require a formal disclosure document, prospectus or private placement memorandum in connection with the purchase of the Company's stock.


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        I or my investor representative are relying upon our own independent investigation in connection with the purchase of the Company's stock. In connection therewith, I have had access to all books and financial records of the Company, all materials, contracts and documents relating to the Company, and the right to ask questions of officers, directors, consultants and other parties associated with the Company.

        I or my investor representative have sufficient knowledge and experience in financial and business matters to evaluate the potential risk of this investment and that I have been afforded access to all information concerning the Company that I have reasonably requested.

        I have received the following right of rescission disclosure from the
Company:

                THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE FLORIDA SECURITIES ACT. EACH OFFEREE WHO IS A FLORIDA RESIDENT SHOULD BE AWARE THAT SECTION 517.061(11)(a)5 OF THE FLORIDA SECURITIES ACT PROVIDES AS FOLLOWS: "WHEN SALES ARE MADE TO FIVE OR MORE PERSONS IN THIS STATE, ANY SALE IN THIS STATE MADE PURSUANT TO THIS SUBSECTION IS VOIDABLE BY THE PURCHASER IN SUCH SALE EITHER WITHIN 3 DAYS AFTER THE FIRST TENDER OF CONSIDERATION IS MADE BY SUCH PURCHASER TO THE ISSUER, AN AGENT OF THE ISSUER, OR AN ESCROW AGENT OR WITHIN 3 DAYS AFTER THE AVAILABILITY OF THAT PRIVILEGE IS COMMUNICATED TO SUCH PURCHASER, WHICHEVER OCCURS LATER."

I agree as follows:

        In the event of an Initial Public Offering of the Company's stock, the Shares issued to me shall be subject to any Lock-Up Agreement agreed to by the Company and imposed by the underwriter upon the holders of the Company's stock. I agree to enter and execute any such documents as may be reasonably necessary to effectuate such Lock-Up Agreement required by the underwriter engaged by the Company. I further agree that my failure to execute such Lock-Up Agreement within twenty days of tender of such Lock-Up Agreement to me shall entitle the Company to repurchase my Shares for the purchase price I paid per share.

        The Shares may not be sold, assigned, transferred, conveyed, pledged, or hypothecated to any party without, at the Company's option, an opinion from securities counsel for the Company or counsel for me if acceptable to the Company that such transfer or conveyance does not violate federal or applicable state securities laws or in the alternative, a Registration Statement is in effect with the Securities and Exchange Commission and applicable state securities departments covering said conveyance.

        The following legends shall be placed on the certificate or certificates delivered to me or any substitute therefor:

"THE SHARES OF STOCK (THE "SHARES") EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, RIGHT OF REPURCHASE, AND LOCK-UP PROVISIONS (COLLECTIVELY THE "RESTRICTIONS") CONTAINED IN AN AGREEMENT ENTERED INTO BY THE CORPORATION AND THE NAMED HOLDER OF THIS CERTIFICATE ("AGREEMENT"). THE SHARES MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, CONVEYED, PLEDGED OR HYPOTHECATED TO ANY PARTY EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS CONTAINED IN THE AGREEMENT. A COPY OF THE RESTRICTIONS CONTAINED IN THE AGREEMENT IS AVAILABLE FROM THE CORPORATION WITHOUT CHARGE UPON REQUEST.


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THE SHARES OF STOCK (THE "SHARES") EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAW. NO RESALES, PLEDGES, HYPOTHECATIONS OR OTHER TRANSFERS OF THE SHARES EVIDENCED BY THIS CERTIFICATE SHALL BE MADE AT ANY TIME WHATSOEVER, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UPON THE ISSUANCE OF A FAVORABLE OPINION OF THE CORPORATION'S LEGAL COUNSEL OR OF LEGAL COUNSEL ACCEPTABLE TO THE CORPORATION THAT THE RESALE, PLEDGE, HYPOTHECATION OR OTHER TRANSFER OF SUCH SHARES SHALL NOT BE IN VIOLATION OF THE ACT, OR ANY STATE SECURITIES ACT."

        The Company may place a stop-transfer order with the Company's transfer agent prohibiting transfer of the Shares until the above conditions and terms have been fulfilled.

        The Company's obligation to issue shares to me under the Option is contingent upon my signing and delivering to the Company this Letter of Investment Intent simultaneously with the purchase price for the shares.

        I understand and agree that my representations and warranties and agreements in this Letter of Investment Intent shall survive the closing of the share purchase and issuance transactions between me and the Company resulting from my exercise(s) of the Option.

Very truly yours,                           ACCEPTED:
                                            SmartGate, Inc.




                                            BY:
---------------------------------              --------------------------------
Stephen A. Michael





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                    FILING SCHEDULE PURSUANT TO PARAGRAPH 2.
    INSTRUCTIONS TO ITEM 601 UNDER SECTION 229.601 EXHIBITS OF REGULATION S-K


        A Letter of Investment Intent substantially identical in all material respects was attached to the following Plan 2000 Option Agreements:

        Plan 2000 Option Agreement with Robert Knight -- July 26, 2000
        Plan 2000 Option Agreement with Edmund C. King -- July 26, 2000
        Plan 2000 Option Agreement with Duffey & Dolan, P.A. -- July 26, 2000